Exhibit 99.1

AOL Time Warner
Jan. 16, 2003

AOL Time Warner Board of Directors Unanimously Elects Dick Parsons Chairman/CEO


                 Board Reaffirms Its Strong Governance Measures

NEW YORK -- The Board of Directors of AOL Time Warner Inc. (NYSE:AOL) today announced that it will combine the positions of Chairman and Chief Executive Officer and unanimously elected Dick Parsons to that post. The appointment will become effective at the May 16, 2003 Annual Meeting of Shareholders.

In making this announcement, the Board reaffirmed its strong governance measures, which include executive sessions of all non-management directors without the CEO and other management present. These executive sessions are held in conjunction with every Board meeting and are chaired in each instance by the non-management director who serves as chairman of the appropriate Board committee.

As previously announced, Steve Case will step down as Chairman effective May 16. Mr. Case will be nominated as a non-management director in the 2003 proxy statement. Mr. Case said: "After deliberating this week, the Board unanimously agreed that Dick should be named Chairman. I am delighted by this decision and look forward to working with Dick to ensure a smooth transition."

Mr. Parsons said: "I am highly gratified that the Board shares my determination to maximize AOL Time Warner's tremendous potential. As we address the challenges facing our Company and the industries in which we operate, I will work together with the extraordinary people in this Company to focus on increasing value for our customers and our shareholders."

AOL Time Warner
AOL Time Warner is the world's leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks, music and publishing.



Contact Info:
Edward Adler
(212) 484-6630

Tricia Primrose
(212) 484-7450